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                                                                 EXHIBIT 10.10.1

                                  CONFIDENTIAL

                SECOND ADDENDUM TO INTERACTIVE SERVICES AGREEMENT

         This Second Addendum to Interactive Services Agreement (this "Second Addendum"), effective as of February 20, 2000 (the "Second Addendum Effective Date"), is made and entered into by and between America Online, Inc. ("AOL"), a Delaware corporation with its principal offices at 22000 AOL Way, Dulles, Virginia 20166 and iVillage, Inc. ("Interactive Content Provider" or "ICP"), a Delaware corporation, with its principal offices at 212 Fifth Avenue, 6th Floor, New York, New York 10010. Defined terms that are used but not defined herein shall be as defined in the Interactive Services Agreement between AOL and ICP effective as of August 31, 1998, as amended by an Amendment to Interactive Services Agreement effective as of August 27, 1999 (collectively, the "Agreement"). The meanings given to terms that are defined in this Second Addendum and which are not defined in the Agreement shall apply in the Agreement.

                                  INTRODUCTION

         A. AOL and ICP are parties to that certain Addendum to Interactive Services Agreement effective as of October 20, 1999 (the "First Addendum"), which provides for certain temporary promotion by AOL of an astrology site on the Internet controlled by ICP.

         B. The First Addendum is expiring as of the date hereof, and the Parties wish to enter into this Second Addendum.

         It is therefore agreed as follows:

         1. Expiration of First Addendum. ICP shall pay to AOL, within five (5) days of the date on which both parties have signed this Second Addendum, the amount of Twenty-Two Thousand Five Hundred Dollars ($22,500) in full satisfaction of the Additional Carriage Fee (as that term is defined in the First Addendum). The Additional Impressions Target (as that term is defined in the First Addendum) shall be deemed fully satisfied.

         2.       Customized Site.

                  (a) ICP shall establish a version of its Internet site and Content, currently located at URL:http://www.astrology.net (the "Standard Site"), which is customized for distribution through the AOL Network in accordance with this Second Addendum (the "Customized Site"). For the duration of the Second Addendum Term (as defined in Section 6 below), the Customized Site shall be considered Licensed Content, an ICP Internet Site and an ICP Site under the Agreement, and all terms and conditions of the Agreement applicable to Licensed Content, an ICP Internet Site and ICP Site shall apply equally to the Customize Site. The definition of ICP Internet Site shall be modified to add the following phrase at the end of the current definition: "and (iii) the Customized Site (as that term is defined in the Second Addendum hereto)." In addition, the following terms shall apply (in the event that the terms below conflict with terms of the Agreement, the terms below shall control with respect to the Customized Site):

                  (i) Content: The Content of the Customized Site shall be as set forth in Exhibit A hereto, and references in the Agreement to Exhibit A thereto shall be deemed to refer instead to Exhibit A hereto with respect to the Customized Site. ICP shall inform AOL of relevant

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search terms and terminology associated with popular areas and functionality within the Customized Site for AOL's promotional and Content integration purposes.

                  (ii) Customization/Co-Branding: ICP shall customize the Customized Site as follows: (a) ICP shall customize and co-brand the Customized Site for distribution over the AOL Network using AOL's design guideline templates and co-branding requirements, including by displaying on each page of the Customized Site framing (e.g., headers, footers, and eyebrow) of size and type determined by AOL and which contain branding for AOL and ICP as determined by AOL, and links to the AOL Service (it being expressly understood that such links shall not link directly to an interactive site devoted to horoscopes or other content primarily targeted towards women (e.g., Oxygen, women.com), other than a site over which ICP or AOL exercises control). A diagram of AOL's current co-branding requirements as applicable to the Customized Site is attached hereto as Exhibit B. ICP shall make any changes to the customization and/or co-branding of the Customized Site and Content thereon to conform to the standard requirements of the AOL Service or otherwise reasonably requested by AOL during the Second Addendum Term, provided that any such change shall not increase the portion of the Customized Site that is covered by framing by more than 10% over the portion covered by the framing shown on Exhibit B; (b) upon AOL's request, within the Customized Site, ICP shall use AOL's tools and technology for all community and communications utilities and functionality (including, without limitation, chat, message boards, web page community services such as AOL Hometown, IP telephony, email, address book, and instant messaging) and navigation services (e.g., search and directory products, classified listings, white pages and yellow pages); (c) each page of the Customized Site shall be hosted by ICP under a domain name co-branded with AOL (e.g., measurement of traffic changes such that ICP could not receive credit for traffic to the Customized Site under the domain name aol.ivillage.com, AOL will work with ICP to structure the domain name so that ICP can receive such credit under the then-prevailing standard.

                  (b) Site and Content Preparation. ICP shall achieve Site and Content Preparation for the Customized Site by May 15, 2000. "Site and Content Preparation" shall mean that ICP shall have completed all necessary production work for the Customized Site in order for the Interim Placements (as defined below) and Additional Placements (as defined below) to launch on the AOL Network as contemplated hereunder. In the event ICP has not achieved Site and Content Preparation by May 15, 2000, then in addition to any other remedies available, AOL shall be entitled to the following remedies: (a) the Interim Impressions Target (as defined below) or Additional Impressions Target (as defined below), as applicable, shall be reduced on a pro rate basis; and (b) AOL shall be entitled to remove (or refrain from commencing) the Interim Placements or Additional Placements, as applicable, and all impressions to the relevant advertising inventory during such period shall count towards the Interim Impressions Target or Additional Impressions Target, as applicable. ICP shall remain liable for all payments hereunder notwithstanding AOL's failure to display the Interim Placements or Additional Placements, as applicable, or the pro ration of the Interim Impressions Target or Additional Impressions Target, as applicable. However, if ICP is delayed in achieving Site and Content Preparation due to a failure by AOL to perform its obligations under this Second Addendum and ICP notifies AOL in writing of such failure and the resulting delay, then the Second Addendum Term shall be extended by the amount of time of ICP's delay solely attributable to such failure by AOL, with no additional payments due to AOL by ICP as consideration for such extension.

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         3.       Promotions During Interim Period. Beginning on February 20,
2000 and continuing until the Astrology Launch Date (as defined in Section 4 below) (the "Interim Period"), the following shall apply:

                  (a) Interim Placements on Lifestyles Channel and Interests Channel. ICP shall receive the following interim placements (the "Interim Placements"), all of which are subject to the "Changes to AOL Service" section of Exhibit C of the Agreement: (i) ICP shall receive carriage on the Horoscopes screen of the AOL Service Lifestyles channel (or any successor thereto) as follows: ICP shall receive (x) a permanent textual promotion and (y) a permanent textual placement in a listbox, each of which shall link to the main page of the Standard Site, until such time as Site and Content Preparation of the Customized Site has been completed and ICP has so notified AOL. Thereafter, the textual promotion and listbox discussed herein shall link to the main page of the Customized Site (or other pages as mutually agreed). ICP shall have the right to change the Content of the promotions described in this Section 3(a)(i) no more than twice per month, so long as ICP provides the new Content to AOL at least seven (7) days in advance of the date on which ICP desires the requested change to take effect; (ii) ICP shall receive carriage on the Astrology screen of the AOL Service Interests channel (or any successor thereto) as follows: ICP shall receive a permanent, non-branded AOL-approved "text and graphic" promotion linking to the Standard Site, until such time as Site and Content Preparation of the Customized Site has been completed and ICP has so notified AOL. Thereafter, the "text and graphic" promotion discussed herein shall link to the main page of the Customized Site (or other pages as mutually agreed). This promotion may be changed to another AOL-approved promotion once per month. Except to the extent expressly described herein, the exact form, placement, and nature of the Interim Placements shall be determined by AOL in its reasonable editorial discretion. Each Interim Placement shall promote only the Content to which it links.

                  (b) Interim Impressions. AOL shall provide ICP with at least One Million Six Hundred Twelve Thousand Five Hundred (1,612,500) Impressions (the "Interim Impressions Target") from the Interim Placements during each month of the Interim Period. For purposes of this Second Addendum, multiple placements within a single page shall each count as a separate Impression (e.g., such that for a page view of a page containing two placements, AOL shall receive credit for two Impressions). Any shortfall in the Interim Impressions Target at the end of a month will not be deemed a breach of this Second Addendum by AOL; instead, the amount of such shortfall will be added to the Interim Impressions Target for the following month. In the event that there is (or will be in AOL's reasonable judgment) a shortfall in Impressions as of the end of the Interim Period, then as ICP's sole remedy, at AOL's option: (x) AOL shall, from time to time (including, at AOL's option, during an extension of the term of this Second Addendum), provide ICP with the remaining Impressions in the form of advertising space within the AOL Network of comparable value to the undelivered Impressions (as reasonably determined by AOL), (y) during the time following the Astrology Launch Date (as defined in Section 4 below), any impressions over the Additional Impressions Target (as defined in Section 4 below), shall count towards compensation for the shortfall from the Interim Period, or (z) some combination thereof.

                  (c) Interim Carriage Fee. ICP shall pay AOL Twenty-Two Thousand Five Hundred Dollars ($22,500) on the first day of each month during the Interim Period (provided, however, that ICP's payments for the months of February, March, and April 2000, shall be made no later than five (5) days following the date on which both parties have executed this Second Addendum), as consideration for the Interim Placements.

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         4.       Promotion from Expanded Astrology Area of AOL Service.

                  (a) Additional Placements. Upon the date that AOL commercially launches an expanded astrology area on the AOL Service (such date to be referred to as the "Astrology Launch Date," and such area to be referred to as the "Expanded Astrology Area"), which AOL currently intends (but does not guarantee) will occur by May 15, 2000, AOL shall provide to ICP the additional placements set forth in Exhibit C hereto (the "Additional Placements") provided that (i) ICP has paid AOL all sums then due and owing to AOL hereunder, including without limitation the payment required by Section 4(d)(i) below, and (ii) the placements in Exhibit C are conditioned on ICP's provision of the Content described in the programming plan set forth in Exhibit A hereto (the "Programming Plan"). Except to the extent expressly described herein, the exact form, placement and nature of the Additional Placements shall be determined by AOL in its reasonable editorial discretion. Each Additional Placement shall link to the Customized Site and shall promote only the Content to which it links. If the Expanded Astrology Area is not ready for launch on or prior to June 15, 2000, then AOL shall provide ICP, as its sole remedy, with the carriage provided for in Section 3 above, and the terms of that section shall control, with the exception that the Interim Period shall expire on July 1, 2000, and this Second Addendum shall terminate simultaneously therewith.

                  (b) Amendment to Agreement. The following shall be added as subpart (g) of Section 1.1 of the Agreement: "In addition to the anchor tenant distribution provided for in this Section 1.1, AOL shall provide ICP with the additional placements listed in Exhibit C to the Second Addendum hereto (the "Additional Placements"), all on the Astrology area of the AOL Service, on the terms and conditions set forth in the Second Addendum.

                  (c) Impressions. Beginning on the Astrology Launch Date, AOL shall provide ICP with at least One Hundred Twenty-Eight Million Four Hundred Eighty Thousand (128,480,000) Impressions (the "Additional Impressions Target"), which may be generated from an ICP Presence on appropriate screens on the AOL Network as AOL may determine in its sole discretion, provided that only screens that contain a link to the Customized Site or to the Standard Site will count towards the Additional Impressions Target. For purposes of this Second Addendum, multiple placements within a single page shall each count as a separate Impression (e.g., such that for a page view of a page containing two placements, AOL shall receive credit for two Impressions). AOL will use commercially reasonable efforts to distribute the Impressions provided for under this Section 4 reasonably evenly during the period from the Astrology Launch Date through the end of the Second Addendum Term. Such distribution shall be considered on a quarterly basis, taking into account the effects of factors which can reasonably be considered to be outside AOL's control (e.g., including without limitation seasonality and ramp-up of the Expanded Astrology Area). AOL's failure to achieve such distribution shall not be considered a breach of this Second Addendum. In the event that ICP does not make a timely payment as required by
Section 4(d) below, AOL shall be entitled to remove (or refrain from commencing) the Additional Placements, and all Impressions to the relevant advertising inventory during such period shall count towards the Additional Impressions Target, and ICP shall remain liable for all payments hereunder notwithstanding AOL's failure to display the Additional Placements. In the event that the Additional Impressions Target is not met (or will not, in AOL's reasonable judgment, be met) during the Second Addendum Term, then as ICP's sole remedy, at AOL's option either (x) the Second Addendum Term shall be extended for up to three (3) months without additional carriage fees payable by ICP, (y) AOL shall, from time to time, provide ICP with the remaining Impressions in the form of advertising space

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within the AOL Network of comparable value to the undelivered Impressions (as reasonably determined by AOL), or (z) some combination thereof.

                  (d) Carriage Fee. ICP shall pay AOL, in consideration for the Additional Placements, Two Million Eight Hundred Thousand Dollars ($2,800,000) (the "Additional Carriage Fee"), payable as follows: (i) Seven Hundred Thousand Dollars ($700,000) within five (5) days of AOL's notice to ICP of the anticipated or Astrology Launch Date, provided, however, that ICP shall in no event be entitled to the Additional Placements until such time as this payment has been made; and (ii) Three Hundred Fifty Thousand Dollars ($350,000) per quarter for six 6) quarters commencing on the date that is three (3) months after the Astrology Launch Date.

         5. ICP Programming. "ICP Programming" shall consist of Content provided to AOL by ICP for distribution on the AOL Service other than on the Customized Site (but which may also appear on the Customized Site). Paragraph 1 of Exhibit A hereto sets forth the ICP Programming which ICP shall deliver during the Second Addendum Term. All ICP Programming shall be deemed Licensed Content.

         6. Term; Renewal; Expiration of Agreement. The term of this Second Addendum shall expire two (2) years from the Astrology Launch Date, except as expressly provided in Section 4(a) above (such term, together with any extensions pursuant to this Second Addendum, to be referred to as the "Second Addendum Term"). Should the Agreement expire or terminate prior to the expiration or termination of this Second Addendum (including any extension hereof), the terms of the Agreement still will continue to govern the relationship between the parties with respect to the Customized Site as set forth herein (but not with respect to the Online Areas or the existing ICP Internet Site, except to the extent that terms of the Agreement survive the termination thereof) until the end of the Second Addendum Term.

         7. Order of Precedence. This Second Addendum is supplementary to and modifies the Agreement. The terms of this Second Addendum supersedes provisions in the Agreement only to the extent that the terms of this Second Addendum and the Agreement expressly conflict. However, nothing in this Second Addendum should be interpreted as invalidating the

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         IN WITNESS WHEREOF, the Parties hereto have executed this Second
Addendum as of the date first written above.

AMERICA ONLINE, INC.                        iVILLAGE, INC.

By:   /s/ Jonathan R. Edson                 By:  /s/ Steve Elkes
     -------------------------------------       ---------------

Name:   Jonathan R. Edson                   Name:   Steve Elkes
       -----------------------------------         ------------

Title:   Vice President, Business Affairs   Title:   Senior Vice President,
        ----------------------------------          -----------------------
                                                      Business and Legal Affairs
                                                      --------------------------

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                                    EXHIBIT A

                                PROGRAMMING PLAN

1.       ICP shall provide the following ICP Programming:

         A. Long Daily Horoscopes (approximately 80 words no less than 70 words): ICP shall be responsible for updating and programming the text field for that day's horoscope on a daily basis by 4:30 a.m. of each day EST. Each horoscope will be attributed to ICP astrologer, Kelli Fox, subject to AOL's approval of the look and feel of such attribution.

         B. Love Compatibility Tool: ICP shall provide a tool that analyzes the romantic compatibility of two signs.

         C. Coworker Compatibility Tool: ICP shall provide a tool that analyzes the professional compatibility of two signs.

         D. Message from Astrologer: ICP shall be responsible for updating and programming the text field for the message from the astrologer on a regular basis to be mutually agreed upon.

2.       The Customized Site shall consist of the following Content:

         A. any page of the Customized Site linked to from the "Your Sign" screens (which may be known by a different name) shall contain:

                  o Personality Profiles (e.g., Sun Sign, Money, Career, Romance, Travel, Fashion Fitness) for each sign

                  o   Your Year Ahead Horoscopes

                  o   Weekly Overview, Monthly Overview

         B. any page of the Customized Site linked to from the "Learn About Astrology" area (which may be known by a different name) shall contain information on Astrology, including:
                  (i) Understanding Astrology, (ii) About Your Horoscope and
                  (iii) Astrology Glossary.

         C. any page of the Customized Site linked to from the "Career & Money Scopes" area (which may be known by a different name) shall contain: (i) Weekly Business Scopes, (ii) Monthly Career Scopes, (iii) Your Boss's Profile, (iv) Career Profiles, (v) Money Profile, and (vi) results for the Co-Worker Compatibility Tool.

         D. any page of the Customized Site linked to from the "Love & Compatibility" area (which may be known by a different name) shall contain: (i) Love Sign (utility), (ii) Daily Love Horoscopes, (iii) Do's & Don'ts of Seduction for each sign,
                  (iv) Date

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                  Guide (utility), (v) Passion Sign (utility), and (vi) results or the Love Compatibility Tool.

         E. Subject to the terms and conditions of the Agreement, ICP may provide a newsletter for AOL Members, provided that (i) all links in the newsletter shall link directly to the Customized Site, (ii) the Content of each newsletter is limited to the subject matter of the ICP Programming and the Content of the Customized Site as specified herein, and (iii) the Content of each newsletter complies with all restrictions applicable to the Customized Site under this Second Addendum and the Agreement (e.g., including without limitation compliance with AOL's then-standard Terms of Service).

3. AOL Members shall not be charged for the features described above. Any premium services shall be clearly labeled as such and will be covered under a related products area.

4.       Target audience:  Men and women interested in horoscopes.

5. Media types used in Customized Site: Text, charts, graphics, celebrity photos.

6. Live events: Kelli Fox will be available for regularly scheduled chats, upon mutual agreement.

7. Content requiring daily or other regular updates: Daily Horoscope, Daily Lovescopes, Weekly Career & Money Scopes, Week Ahead, Monthly Career Scopes.

8. Publishing format for the Customized Site: HTML. No rainman will be required of ICP.

9. Content to be explicitly excluded from the Customized Site: Free Email, Stock Quotes, Weather, Calendar (other than horoscopes calendar), Member Directory, Search.

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